=============================================================================

As filed with the Securities and Exchange Commission on July 16, 1996
                                           Registration No. 333-06161



                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              ___________________


                               AMENDMENT NO. 1
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under

                          The Securities Act of 1933

                              ___________________


                              COMCAST CORPORATION
            (Exact name of registrant as specified in its charter)





      Pennsylvania                                        23-1709202
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                       Identification No.)

                              1500 Market Street
                          Philadelphia, PA 19102-2148
                                (215) 665-1700
              (Address including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


                                John R. Alchin
                      Senior Vice President and Treasurer
                              1500 Market Street
                          Philadelphia, PA 19102-2148
                                (215) 665-1700
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                                  Copies to:
                             Bruce K. Dallas, Esq.
                             Davis Polk & Wardwell
                             450 Lexington Avenue
                           New York, New York 10017
                                (212) 450-4000


Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If delivery for the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


=============================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These Securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                     SUBJECT TO COMPLETION, JULY 16, 1996

   PROSPECTUS
                              Comcast Corporation
                                    [Logo]

                         Class A Special Common Stock

   This Prospectus relates to shares of Class A Special Common Stock, $1.00 par value (the "Class A Special Common Stock"), of Comcast Corporation (the "Company") to be offered from time to time for the account of one or more of the selling shareholders named herein (the "Selling Shareholders") and their permitted pledgees, donees and counterparties (collectively, the "Permitted Transferees"), including (i) up to 3,496,821 shares (the "Merger Shares") of Class A Special Common Stock that were received by the Selling Shareholders in connection with the consummation of the Sports Venture Merger (as defined below), (ii) up to 1,332,077 shares (the "Conversion Shares") of Class A Special Common Stock issuable upon the conversion, if any, of shares (the "Preferred Shares") of 5% Series A Convertible Preferred Stock, without par value, of the Company (the "Series A Convertible Preferred Stock") that were received by certain of the Selling Shareholders in connection with the consummation of the Sports Venture Merger and (iii) such indeterminate additional number of shares (together with the Merger Shares and the Conversion Shares, the "Shares") of Class A Special Common Stock as may become issuable upon adjustment of the conversion ratio applicable to the conversion of the Preferred Shares pursuant to the terms of the Series A Convertible Preferred Stock. See "Selling Shareholders" and "Description of Capital Stock--Preferred Stock."

   The Shares may be sold from time to time by the Selling Shareholders and the Permitted Transferees. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by means of one or more of the following types of transactions: (i) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (iv) direct sales to purchasers; (v) underwritten transactions; and (vi) if applicable, an exchange distribution in accordance with the rules of such exchange. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in the sales. See "Plan of Distribution." The Company will not receive any proceeds from the sale of Shares offered hereby but will bear certain expenses thereof. See "Use of Proceeds."

      The Selling Shareholders, the Permitted Transferees, broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any fees, discounts or commissions received by them in connection with sales of the Shares may be deemed to be underwriting compensation under the Securities Act. See "Plan of Distribution."

      Generally, all costs, fees and expenses incurred in connection with the registration of the sale of the Shares will be borne by the Company. Any underwriting or brokerage fees, discounts or commissions attributable to sales of the Shares will be borne by the Selling Shareholders or the Permitted Transferees, as the case may be. The Company has agreed to indemnify the Selling Shareholders and the Permitted Transferees against certain civil liabilities, including certain liabilities arising under the Securities Act. See "Plan of Distribution."

      The Class A Special Common Stock is quoted on the Nasdaq National Market ("Nasdaq") under the symbol "CMCSK." On July 15, 1996, the last reported sale price of the Class A Special Common Stock was $15.625 per share.

   See "Risk Factors," commencing on page 4 of this Prospectus, for a discussion of certain factors which should be considered by prospective purchasers of Shares offered hereby.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is       , 1996.



   No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.


                             AVAILABLE INFORMATION

      The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act with respect to the Shares (together with all amendments, exhibits and schedules thereto, the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; with respect to each contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved.

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. The Registration Statement as well as the periodic reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained in person from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site on the internet (http://www.sec.gov) that contains reports, proxy and information statements and other information filed by the Company.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission (File
No.: 0-6983) pursuant to the Exchange Act are incorporated by reference in this Prospectus:

   (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1995;

   (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

   (c) the Company's Current Reports on Form 8-K as filed on February 12, 1996, April 10, 1996, May 9, 1996 and May 28, 1996; and

   (d)  the Company's Registration Statement on Form 8-A/A filed on July 16,
1996.


   All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares contemplated hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   The information relating to the Company contained in this Prospectus should be read together with the information in the documents incorporated by reference.

   The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in those documents. Requests for such copies should be directed to: Comcast Corporation, Attn: Treasurer, 1500 Market Street, Philadelphia, PA 19102-2148, (215) 665-1700.



                                 RISK FACTORS

   Prospective investors should consider carefully the following factors in addition to other information set forth or incorporated by reference in this Prospectus in evaluating an investment in the Shares offered hereby. In addition, certain information included or incorporated by reference in this Prospectus is forward-looking. Such forward-looking information involves important risks and uncertainties that could cause actual future results to differ significantly from those expressed in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include, but are not limited to, those described below and other uncertainties relating to economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, technological developments and changes in the competitive environment in which the Company operates.

      Recent and Anticipated Losses; Stockholders' Deficiency. In recent years, the Company has experienced significant growth both through strategic acquisitions and growth in its existing businesses. The effects of these acquisitions have been to increase significantly the Company's revenues and expenses, resulting in substantial increases in operating income before depreciation and amortization, depreciation and amortization expense and net interest expense. As a result of the increases in depreciation and amortization expense and interest expense associated with these acquisitions and their financing, it is expected that the Company will continue to recognize substantial losses for the foreseeable future. Losses before extraordinary items and the cumulative effect of accounting changes for the years ended December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1995 and 1996 were $98.9 million, $75.3 million, $37.8 million, $628,000 and $34.6 million, respectively. Principally as a result of these losses and the effects of extraordinary items and the cumulative effect of accounting changes, the Company had a stockholders' deficiency as of March 31, 1996 of $891.6 million. It is anticipated that this stockholders' deficiency will increase through the date of consummation of the Scripps Transaction (as defined below). See "The Company--Recent Developments--Scripps Cable." It is not expected that the stockholders' deficiency will significantly affect the way the Company does business or its ability to obtain financing. Following the consummation of the Scripps Transaction, it is anticipated that the Company will have stockholders' equity as a result of the anticipated issuance of shares of Class A Special Common Stock in connection therewith. On a pro forma basis for the Scripps Transaction, as of March 31, 1996, the Company had stockholders' equity of $702.6 million.

      The Company realized operating income before depreciation and amortization of $606.4 million, $576.3 million, $1.019 billion, $219.6 million and $270.1 million for the years ended December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1995 and 1996, respectively. Operating income before depreciation and amortization is commonly referred to in the Company's businesses as "operating cash flow." Operating cash flow is a measure of a company's ability to generate cash to service its obligations, including debt service obligations, and to finance capital and other expenditures. In part due to the capital intensive nature of the Company's businesses and the resulting significant level of non-cash depreciation and amortization expense, operating cash flow is frequently used as one of the bases for comparing the Company's businesses. Operating cash flow does not purport to represent net income or net cash provided by operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to such measurements as an indicator of the Company's performance. As a result of the Company's operating income before depreciation and amortization, its existing cash balances, lines of credit and other financing resources, the Company believes that it will meet its current and long-term liquidity and capital requirements, including fixed charges.

      Factors Affecting Future Operations. The cable television and cellular telephone communications industries, as well as the Company's electronic retailing operations, may be affected by, among other things: (i) changes in government law and regulation; (ii) changes in the competitive environment;
(iii) changes in technology; (iv) franchise related matters; (v) market conditions that may adversely affect the availability of debt and equity financing; and (vi) general economic conditions.

      The cable television and cellular telephone communications industries are subject to extensive regulation at the federal, state and local levels. No assurance can be given as to what future actions Congress or the Federal Communications Commission ("FCC") or other regulatory authorities may take or the effects thereof on the cable television or cellular telephone communications industries in general or on the Company in particular.

      The cable television and cellular telephone communications industries are highly competitive and subject to technological change. It is not possible to predict the effects of such competition or such technological change on these industries in general or on the Company in particular.

      Cable television companies operate under franchises granted by local authorities that are subject to renewal and renegotiation from time to time. No assurance can be given as to future franchise renewals.

      Possible Volatility of Stock Price; Dilution. No prediction can be made as to the effect, if any, that future market sales of the Class A Special Common Stock or the availability of such stock for sale will have on the prevailing market price of the Class A Special Common Stock. Sales of a significant amount of the Class A Special Common Stock could adversely affect the market price of such stock.

      The Company's Board of Directors has authorized a market repurchase program (the "Repurchase Program") pursuant to which the Company may repurchase up to an aggregate of $500 million of the Class A Special Common Stock and the Company's Class A Common Stock, $1.00 par value (the "Class A Common Stock"), from time to time, in the open market or in private transactions, subject to market conditions. The Repurchase Program is intended to decrease the level of dilution to the Company's stockholders that will arise as a result of the Scripps Transaction. See "The Company--Recent Developments--Scripps Cable." Such repurchases may affect the market price of the Class A Special Common Stock.

      Absence of Voting Rights; Principal Shareholder. Except in certain limited circumstances, the holders of the Class A Special Common Stock are not entitled to vote, while the Class A Common Stock entitles its holders to one vote per share and the Company's Class B Common Stock, $1.00 par value (the "Class B Common Stock"), entitles its holders to 15 votes per share. Sural Corporation ("Sural") is the sole owner of all of the outstanding shares of Class B Common Stock (8,786,250 shares outstanding as of March 31, 1996). As of such date, Sural also owned 1,845,037 shares of Class A Common Stock and 5,315,772 shares of Class A Special Common Stock. Based upon the number of shares of Class A Common Stock and Class B Common Stock outstanding as of March 31, 1996, Sural is entitled to cast approximately 80% of the votes which all shareholders are entitled to cast. Ralph J. Roberts, the Chairman of the Board of Directors of the Company, controls Sural and, in addition, as of March 31, 1996, was the beneficial owner of 835,325 shares of Class A Special Common Stock and 319,070 shares of Class A Common Stock, excluding shares issuable upon the exercise of options. In addition, as of such date, Mr. Roberts held options to purchase 658,125 shares of Class B Common Stock and 5,180,559 shares of Class A Special Common Stock. Mr. Roberts' ownership, directly and through Sural, allows Mr. Roberts to control substantially all actions to be taken by the Company's shareholders, including the election of directors to the Company's Board of Directors. This voting control may have the effect of discouraging offers to acquire the Company because the consummation of any such acquisition would effectively require the consent of Mr. Roberts and may preclude holders of the Company's common stock from receiving any premium above market price for their shares that may be offered in connection with any attempt to acquire control of the Company.

      Anti-Takeover Effects of Certain Provisions of the Company's Articles of Incorporation and By-Laws. Certain provisions of the Company's articles of incorporation and by-laws could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding capital stock of the Company and could make it more difficult to consummate certain types of transactions involving an actual or potential change of control in the Company, such as a merger, tender offer or proxy contest. The most significant of these provisions is the disparate voting rights of the Company's common stock described above. Additionally, shares of preferred stock may be issued in the future without further shareholder approval and upon such terms and conditions, and having such rights, privileges and preferences as the Company's Board of Directors may determine.

      Risks Associated With International Investments. The Company has made, and intends to continue to consider making, investments in companies located outside the United States ("US"). Such investments are subject to risks and uncertainties relating to the economic, social and political climate of those countries. Risks specifically related to foreign investments may include risks of fluctuation in currency valuation, expropriation, confiscatory taxation and nationalization, increased regulation and approval requirements and governmental regulation limiting returns to foreign investors.

      Dividend Policy. The Company began paying quarterly dividends on its Class A Common Stock in 1977. Since 1978, the Company has paid equal dividends on both the Class A Common Stock and the Class B Common Stock. Since December 1986, when the Class A Special Common Stock was issued, the Company has paid equal per share dividends on shares of all classes of its common stock.

      It is the intention of the Company's Board of Directors to continue to pay regular quarterly cash dividends on all classes of its common stock. The declaration and payment of future dividends on the Company's common stock, on the Series A Convertible Preferred Stock and on any preferred stock subsequently issued and their amounts depend upon the results of operations, financial condition and capital needs of the Company, contractual restrictions on the Company and its subsidiaries and other factors. The Company is a holding company and its ability to pay cash dividends will depend on its ability to receive cash dividends, advances and other payments from its subsidiaries. Certain agreements to which certain of the Company's subsidiaries are a party contain restricted payment provisions that limit the amount of cash dividends, advances and other payments that those subsidiaries may pay to the Company.


                                  THE COMPANY

   Unless the context indicates otherwise, information contained herein gives effect to the consummation of the Sports Venture Acquisition (as defined below). See "--Recent Developments--Regional Sports Venture."

Business

      The Company is principally engaged in the development, management and operation of wired and wireless telecommunications and the provision of content. Wired telecommunications includes cable and telecommunications services in the US and the United Kingdom ("UK"). Wireless telecommunications includes cellular services, personal communications services, provided through the Company's investment in Sprint Spectrum (as defined below), and direct to home satellite television. Content is provided through QVC, Inc. and its subsidiaries ("QVC"), an electronic retailer, Comcast Content & Communications Corporation and other programming investments. The Company's consolidated domestic cable operations served more than 3.4 million subscribers and passed more than 5.5 million homes as of March 31, 1996. The Company owns a 50% interest in Garden State Cablevision L.P., a cable communications company serving approximately 201,000 subscribers and passing approximately 293,000 homes as of March 31, 1996. In the UK, a subsidiary of the Company, Comcast UK Cable Partners Limited, holds ownership interests in four cable and telephony businesses that collectively have the potential to serve over 1.6 million homes. The Company provides cellular telephone communications services pursuant to licenses granted by the FCC in markets with an aggregate population of over 8.3 million, including the area in and around the City of Philadelphia, Pennsylvania, the State of Delaware and a significant portion of the State of New Jersey. Through QVC, the Company markets a wide variety of products and reaches over 54 million homes across the US and an additional five million in the UK. See "--Recent Developments."

      The Company was organized in 1969 under the laws of the Commonwealth of Pennsylvania and has its principal executive offices at 1500 Market Street, Philadelphia, Pennsylvania 19102-2148, (215) 665-1700.

Recent Developments

   Regional Sports Venture.  On July   , 1996, the Company completed its
acquisition (the "Sports Venture Acquisition") of an interest of approximately 66% in Philadelphia Flyers Limited Partnership, a Pennsylvania limited partnership ("PFLP"), the assets of which, after giving effect to the Sports Venture Acquisition, consist of (i) the National Basketball Association
("NBA") franchise to own and operate the Philadelphia 76ers basketball team and related assets (the "Sixers"), (ii) the National Hockey League ("NHL") franchise to own and operate the Philadelphia Flyers hockey team and related assets, and (iii) two adjacent arenas, leasehold interests in and development rights related to the land underlying such arenas and other adjacent parcels of land located in Philadelphia, Pennsylvania (collectively, the "Arenas"). Concurrently with the completion of the Sports Venture Acquisition, PFLP was renamed Comcast Spectacor, L.P. ("Comcast Spectacor").

   The Sports Venture Acquisition was completed in two steps. In April 1996, the Company purchased the Sixers from Mr. Harold Katz for $125.0 million in cash plus assumed net liabilities of approximately $11.0 million through a partnership controlled by the Company. To complete the Sports Venture Acquisition, the Company contributed its interest in the Sixers, exchanged the Merger Shares and the Preferred Shares and paid $15.0 million in cash for its current interest in Comcast Spectacor. See "Selling Shareholders." The remaining interest of approximately 34% in Comcast Spectacor is owned by a group of persons including Edward M. Snider ("Snider"), the former majority owner of PFLP. A company owned by Snider manages Comcast Spectacor. In connection with the Sports Venture Acquisition, Comcast Spectacor assumed the outstanding liabilities relating to the Sixers and the Arenas, including a mortgage obligation of approximately $155.0 million. The Company anticipates that it will account for its interest in Comcast Spectacor under the equity method.

   Sprint Spectrum. Effective as of January 1996, the Company, Tele-Communications, Inc., Cox Communications, Inc. and Sprint Corporation (collectively, the "Parents"), and certain subsidiaries of the Parents, entered into a series of agreements relating to their joint venture to engage in the communications business announced in March 1995. Under an Amended and Restated Agreement of Limited Partnership of MajorCo, L.P. (known as "Sprint Spectrum"), the business of Sprint Spectrum will be the provision of wireless telecommunications services and will not include the previously authorized business of providing local wireline communications services to residences and businesses. A partnership owned entirely by subsidiaries of the Company owns 15% of Sprint Spectrum. The Company accounts for its investment in Sprint Spectrum under the equity method.

   Scripps Cable. In October 1995, the Company announced its agreement to acquire the cable television operations ("Scripps Cable") of The E.W. Scripps Company in exchange for shares of the Company's Class A Special Common Stock, worth $1.575 billion, subject to certain closing adjustments (the "Scripps Transaction"). Scripps Cable passes approximately 1.2 million homes and serves approximately 800,000 subscribers, with over 60% of the subscribers located in Sacramento, California and Chattanooga and Knoxville, Tennessee. The acquisition is expected to close in the third quarter of 1996, subject to shareholder and regulatory approval and certain other conditions.



                                USE OF PROCEEDS

   The Company will not receive any proceeds from the sales hereunder of the Shares but will bear certain of the expenses thereof. See "Plan of Distribution."

                             SELLING SHAREHOLDERS

   The Shares are being offered for the account of one or more of the Selling Shareholders and the Permitted Transferees. Each of the Selling Shareholders and Permitted Transferees may offer any Shares it holds in separate transactions or in a single transaction. The Merger Shares and the Preferred Shares were issued to the Selling Shareholders in connection with the consummation of the Sports Venture Acquisition, pursuant to an agreement and plan of merger (the "Sports Venture Merger Agreement") among the Company, a wholly owned subsidiary of the Company (the "Merger Subsidiary"), Philadelphia Hockey Club, Inc., a Pennsylvania corporation ("PHCI"), Spectrum, Ltd., a Pennsylvania corporation ("Spectrum"), and each of the Selling Shareholders. Pursuant to the Sports Venture Merger Agreement, PHCI and Spectrum were merged with and into the Merger Subsidiary (the "Sports Venture Merger"). Any or all of the Preferred Shares are convertible into shares of Class A Special Common Stock at the option of the holders of the Preferred Shares, subject to certain conditions. The number of Conversion Shares issued upon conversion of the Preferred Shares into Class A Special Common Stock is subject to certain anti-dilution adjustments. See "Description of Capital Stock--Preferred Stock." Prior to the Sports Venture Merger, all of the outstanding capital stock of PHCI was owned by Snider and all of the outstanding capital stock of Spectrum was owned by the Selling Shareholders other than Snider. Immediately prior to the completion of the Sports Venture Acquisition, PHCI and Spectrum owned an aggregate 44.89% partnership interest in PFLP. See "The Company--Recent Developments--Regional Sports Venture."

   Upon consummation of the Sports Venture Merger (the "Effective Time"), the Selling Shareholders beneficially owned an aggregate of 4,828,898 shares of Class A Special Common Stock, including 1,332,077 shares of Class A Special Common Stock into which the Preferred Shares are convertible (prior to any anti-dilution adjustments). The number of shares of Class A Special Common Stock beneficially owned by each Selling Shareholder (prior to any anti-dilution adjustments) is set forth in the table below.

                                                     Percentage of
                           Class A Special              Class A
                           Common Stock(1)       Special Common Stock
Name
- ----------------------
Edward M. Snider......            3,686,231            1.9%(2)
Jay T. Snider.........              303,652               *
Lindy L. Snider ......              273,114               *
Tina S. Escoll .......              277,518               *
Craig A. Snider.......              136,557               *
Samuel Snider.........             75,913(3)              *
Sarena Snider.........             75,913(4)              *



* Less than 1%.

(1) Includes with respect to each such Selling Shareholder the following numbers of shares of Class A Special Common Stock into which Preferred Shares that were received in the Sports Venture Merger are convertible (prior to any anti-dilution adjustments): Edward M. Snider, 1,045,587; Jay T. Snider, 0; Lindy L. Snider, 121,288; Tina S. Escoll, 104,558; Craig A. Snider, 60,644; Samuel Snider, 0; and Sarena Snider, 0. Immediately prior to the consummation of the Sports Venture Merger, none of the Selling Shareholders beneficially owned any shares of Class A Special Common Stock.

(2) Represents the number of shares of Class A Special Common Stock beneficially owned by Edward M. Snider as of the Effective Time (prior to any anti-dilution adjustments) expressed as a percentage of (a) all shares of Class A Special Common Stock actually outstanding as of March 31, 1996, plus (b) the number of shares of Class A Special Common Stock beneficially owned by Edward M. Snider as of the Effective Time (prior to any anti-dilution adjustments).

(3) Samuel Snider is a minor child of Edward M. Snider and his spouse Martha Snider for whom Martha Snider acts as custodian with respect to the shares listed above.

(4) Sarena Snider is a minor child of Edward M. Snider and his spouse Martha Snider for whom Martha Snider acts as custodian with respect to the shares listed above.


   Pursuant to the terms of the Sports Venture Merger Agreement, sales of Shares by the Selling Shareholders and the Permitted Transferees during certain blackout periods are prohibited if under Federal or state securities law the Company would be required, in order to permit such sales, to disclose material information not otherwise required to be disclosed and the Company in good faith determines that such disclosure would be materially adverse to the Company or to a proposed or pending transaction. Any such blackout period may not exceed 45 days in length, and blackouts may be exercised a maximum of two times during any consecutive 12-month period, subject to certain exceptions and conditions. In addition, pursuant to the Sports Venture Merger Agreement, the Selling Shareholders have agreed, and have agreed to cause their Permitted Transferees to agree, not to offer, sell, contract to sell or otherwise dispose of any Shares or Preferred Shares, including any sale pursuant to Rule 144 under the Securities Act, or engage in any transaction the direct or indirect economic consequence of which is to transfer the ownership of such shares (other than to a Permitted Transferee), for the period of time requested by the managing underwriter or underwriters participating in an underwritten public offering of Class A Special Common Stock or any securities convertible into Class A Special Common Stock, but in no event to exceed the 14 days prior to, and the 90 days beginning on, the date of the commencement of such offering, if and to the extent requested by the managing underwriter or underwriters participating in such offering of the Company and other holders of 5% or less of the outstanding shares of Class
A Special Common Stock (or securities convertible into 5% or less of the outstanding shares of Class A Special Common Stock) who possess registration rights with respect to such securities. The Sports Venture Merger Agreement also provides that each Selling Shareholder will not, prior to the second anniversary of the consummation of the Sports Venture Merger, transfer or enter into an agreement or arrangement which will result in the transfer of that number of Merger Shares and Preferred Shares (or Conversion Shares into which such Preferred Shares are converted), the aggregate value of which, calculated as of the Effective Time, is more than 50% of the aggregate value of such Selling Shareholder's Merger Shares and Preferred Shares (or Conversion Shares into which such Preferred Shares are converted) as of the Effective Time.


                         DESCRIPTION OF CAPITAL STOCK

   The statements made under this caption include summaries of certain provisions contained in the Company's articles of incorporation (the "Articles of Incorporation") and by-laws (the "By-Laws"). These statements do not purport to be complete and are qualified in their entirety by reference to the Articles of Incorporation and By-Laws.

   The authorized capital stock of the Company consists of 500,000,000 shares of Class A Special Common Stock; 200,000,000 shares of Class A Common Stock; 50,000,000 shares of Class B Common Stock; and 20,000,000 shares of preferred stock, without par value (the "Preferred Stock"). As of March 31, 1996, there were 192,662,145 shares of Class A Special Common Stock, 35,114,511 shares of Class A Common Stock, 8,786,250 shares of Class B Common Stock and no shares of Preferred Stock outstanding.


Common Stock

   Dividends. Subject to the preferential rights of any Preferred Stock then outstanding, the holders of Class A Special Common Stock, Class A Common Stock and Class B Common Stock (collectively, the "Common Stock") are entitled to receive pro rata per share such cash dividends as from time to time may be declared by the Company's Board of Directors out of funds legally available therefor. The Articles of Incorporation provide that stock dividends on, or stock splits of, any class of Common Stock shall not be paid or issued unless paid or issued on all classes of Common Stock, in which case they are to be paid or issued only in shares of that class or in shares of either Class A Common Stock or Class A Special Common Stock. The Company may, however, subject to the discretion of the Board of Directors, (i) make distributions to shareholders of equity interests in the Company or other entities in which holders of each of the three classes of Common Stock would receive different classes of such equity interests with relative rights equivalent to the existing relative rights of the three existing classes and (ii) adopt plans of merger, asset transfer, division, share exchange or recapitalization accomplishing the same result.

   Voting Rights. The holders of the Class A Special Common Stock are not entitled to vote in the election of directors or otherwise, except as required by applicable law, in which case, each holder of Class A Special Common Stock shall be entitled to one vote per share. Under applicable law, holders of Class A Special Common Stock have voting rights in the event of certain amendments to the Articles of Incorporation and certain mergers and other fundamental corporate changes. Each holder of Class A Common Stock has one vote per share and each holder of Class B Common Stock has 15 votes per share. Except in such instances where the holders of Class A Special Common Stock are expressly entitled to vote under applicable law, only the holders of the Class A Common Stock and the Class B Common Stock are entitled to vote, and such holders vote as a single class. Neither the holders of Class A Common Stock nor the holders of Class B Common Stock have cumulative voting rights. See "Risk Factors--Absence of Voting Rights; Principal
Shareholder."

   Conversion of Class B Common Stock. The Class B Common Stock is convertible on a share-for-share basis into either the Class A Common Stock or the Class A Special Common Stock at the option of the holder. Such conversion rights of holders of Class B Common Stock are subject to adjustment in certain circumstances upon the occurrence of certain events in order to prevent the dilution of the conversion rights and the voting rights of the holders of Class B Common Stock.

   Liquidation. In the event of the liquidation, dissolution or winding up, either voluntary or involuntary, of the Company, the holders of Class A Special Common Stock, Class A Common Stock and Class B Common Stock are entitled to receive, subject to any liquidation preference of any Preferred Stock then outstanding, the remaining assets, if any, of the Company in proportion to the number of shares held by them, respectively, without regard to class.

   Miscellaneous. The holders of Class A Special Common Stock, Class A Common Stock and Class B Common Stock do not have any preemptive rights, except that if the right to subscribe to stock or options or warrants to purchase stock is offered or granted to all holders of Class A Special Common Stock or Class A Common Stock, parallel rights must be given to all holders of Class B Common Stock. No decrease in the number of shares of any class of Common Stock resulting from a combination or consolidation of shares or other capital reclassification may be made unless parallel action is taken with respect to each other class of Common Stock, so that the number of shares of each class of Common Stock outstanding is decreased proportionately.

   All shares of Class A Special Common Stock (including all shares of the Class A Special Common Stock offered hereby), Class A Common Stock and Class B Common Stock presently outstanding are fully paid and non-assessable. The Company has been advised that the Class A Special Common Stock and Class A Common Stock are exempt from existing Pennsylvania personal property tax.

   The Class A Special Common Stock and the Class A Common Stock are quoted on Nasdaq under the symbols "CMCSK" and "CMCSA," respectively. There is no established public trading market for the Class B Common Stock.

   The transfer agent and registrar for the Class A Special Common Stock and Class A Common Stock is The Bank of New York, One Wall Street, New York, New York 10286.

Preferred Stock

   The Board of Directors of the Company is authorized to issue in one or more series up to a maximum of 20,000,000 shares of Preferred Stock. Preferred Stock may be issued with such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion or exchange rights and other special or relative rights as the Board of Directors shall from time to time fix by resolution. As of the Effective Time, there were 6,370 shares of Series A Convertible Preferred Stock outstanding.

   Series A Convertible Preferred Stock

   Rank. The Series A Convertible Preferred Stock is subject to the creation of securities that will rank prior to, on a parity with, or junior to the Series A Convertible Preferred Stock as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up.

   Dividends. Each holder of Series A Convertible Preferred Stock is entitled to receive, out of funds legally available therefor, cumulative cash dividends at the annual rate of $250.00 per share, payable quarterly in arrears.

   Liquidation. In the event of the liquidation, dissolution or winding up, whether voluntary or involuntary, of the Company, the holders of the Series A Convertible Preferred Stock are entitled to receive an amount in cash equal to $5,000.00 per share plus an amount equal to all dividends accrued and unpaid thereon to the date fixed for final distribution, before any payment or distribution of the assets of the Company will be made on the Common Stock or on any class or series of capital stock of the Company ranking junior to the Series A Convertible Preferred Stock.

   Redemption.  The Series A Convertible Preferred Stock may not be redeemed
by the Company prior to July   , 1999.  Beginning July   , 1999, the Series A
Convertible Preferred Stock may be redeemed in whole or in part at the option of the Company, out of funds legally available therefor, at a redemption price of $5,000.00 in cash per share plus accrued and unpaid dividends, without interest, if the average market price per share of Class A Special Common Stock for any 20 trading days during any period of 30 consecutive trading days exceeds 130% of the conversion price during such period, provided that notice of any such redemption must be provided to the holders within the 15-day period immediately following the last day of any such 30-day period. The initial conversion price is $23.91, based on an initial conversion ratio of
209.1175, as described below.  See "--Conversion."  Beginning July   , 2001,
the Company may redeem the Series A Convertible Preferred Stock, in whole or in part, out of funds legally available therefor, at a redemption price of $5,250.00 in cash per share, declining by $50.00 for every full 12-month
period after July   , 2001 and prior to July   , 2006, plus accrued and unpaid
dividends, without interest, if the average market price per share of Class A Special Common Stock for any 20 trading days during any period of 30 consecutive trading days exceeds the conversion price (which will initially be $23.91, based on the initial conversion ratio) during such period, provided that notice of any such redemption must be provided to the holders within the 15-day period immediately following the last day of any such 30-day period.
Beginning July   , 2006, the Series A Convertible Preferred Stock may be
redeemed in whole or in part at the option of the Company, out of funds legally available therefor, at a redemption price of $5,000.00 in cash per share plus accrued and unpaid dividends, without interest, irrespective of the market price of the Class A Special Common Stock.

   Conversion. The Series A Convertible Preferred Stock is convertible at any time and from time to time prior to the date of redemption, in whole or in part, at the option of the holders thereof, into shares of Class A Special Common Stock at an initial ratio of 209.1175 shares of Class A Special Common Stock for each share of Series A Convertible Preferred Stock, subject to certain conditions. No fractional shares of Series A Convertible Preferred Stock may be converted, and no fractional shares of Class A Special Common Stock will be issued upon conversion of the Series A Convertible Preferred Stock. Settlement of any fractional shares of Class A Special Common Stock will be made in cash based upon the then current market price of Class A Special Common Stock.

   The initial conversion ratio will be adjusted in case of certain events, including (i) the issuance of shares of the Company's capital stock as a dividend or distribution on the Class A Special Common Stock; (ii) the subdivision or combination of Class A Special Common Stock or the issuance of shares of capital stock by reclassification of the Class A Special Common Stock; (iii) the issuance to all holders of Class A Special Common Stock of certain rights or warrants (other than pursuant to a shareholder rights plan) to subscribe for or purchase Class A Special Common Stock at a price less than its then current market value (or to subscribe for or purchase securities convertible into Class A Special Common Stock having an effective exercise price per share of Class A Special Common Stock less than its then current market value); and (iv) the distribution to all holders of Class A Special Common Stock of evidences of indebtedness, assets (excluding regular cash dividends, dividends payable in capital stock referred to in clause (i) above, and distributions declared in the ordinary course), or rights or warrants (other than pursuant to a shareholder rights plan and other than rights or warrants referred to in clause (iii) above) to subscribe for or purchase any of the Company's securities.

   If the Company is party to a merger or consolidation, a sale of all or substantially all of its assets or a recapitalization of the Class A Special Common Stock (excluding any transaction as to which clause (i) or (ii) of the immediately preceding paragraph applies), in each case as a result of which shares of Class A Special Common Stock will be converted into the right to receive stock, securities or other property, each share of Series A Convertible Preferred Stock that is not converted into the right to receive stock, securities or other property in such transaction will thereafter be convertible into the kind and amount of shares of stock, securities and other property receivable upon the consummation of such transaction by a holder of that number of shares or fraction thereof of Class A Special Common Stock into which one share of Series A Convertible Preferred Stock was convertible immediately prior to such transaction.

   Voting Rights. The holders of Series A Convertible Preferred Stock are not entitled to any voting rights except as otherwise provided by the Articles of Incorporation or by law.


                             PLAN OF DISTRIBUTION

      The Shares may be sold from time to time by the Selling Shareholders and the Permitted Transferees. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by means of one or more of the following types of transactions: (i) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (iv) direct sales to purchasers; (v) underwritten transactions; and (vi) if applicable, an exchange distribution in accordance with the rules of such exchange. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in the sales.

   In connection with distributions of the Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares registered hereunder in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell shares of Class A Special Common Stock short and redeliver the Shares to close out such short positions. The Selling Shareholders may also enter into exchange-based listed option transactions. The Selling Shareholders may also loan or pledge the Shares registered hereunder to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default the broker-dealer may effect sales of the pledged Shares pursuant to this Prospectus. The Selling Shareholders may also donate the Shares to a donee and the donee may sell the Shares so donated.

      Broker-dealers or agents may receive compensation in the form of fees, discounts or commissions from Selling Shareholders in amounts to be negotiated in connection with any sale. The Selling Shareholders, the Permitted Transferees, such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such fee, discount or commission may be deemed to be underwriting compensation under the Securities Act. In addition, any Shares which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

   Generally all costs, fees and expenses incurred in connection with the registration of the sale of the Shares will be borne by the Company. Any underwriting or brokerage fees, discounts or commissions attributable to sales of the Shares, out of pocket expenses of the Selling Shareholders or the Permitted Transferees, and any stock transfer taxes payable on resale of the Shares will be borne by the Selling Shareholders or the Permitted Transferees, as the case may be. The Company, the Selling Shareholders and the Permitted Transferees may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Company has agreed to indemnify the Selling Shareholders and the Permitted Transferees and the Selling Shareholders have agreed, and have agreed to cause the Permitted Transferees, to indemnify the Company against certain liabilities in connection with the offering of the Shares, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

   The validity of the Shares has been passed upon for the Company by Arthur
R. Block, Esq., Senior Deputy General Counsel of the Company.

                                    EXPERTS

   The consolidated financial statements and the related financial statement schedule of Comcast Corporation and its subsidiaries as of December 31, 1995 and 1994 and for each of the three years ended December 31, 1995, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The Company's consolidated financial statements include amounts for QVC, Comcast International Holdings, Inc. ("Comcast International") and Garden State Cablevision L.P. ("Garden State"). Other auditors have audited the consolidated financial statements of QVC as of December 31, 1995 and for the eleven-month period then ended, the consolidated financial statements of Comcast International as of December 31, 1994 and for the two years then ended, and the financial statements of Garden State as of December 31, 1994 and for the two years then ended. The reports of such auditors with respect to the financial statements of QVC, Comcast International and Garden State were relied upon by Deloitte & Touche LLP for the purpose of its report with respect to the consolidated financial statements of the Company described above, insofar as such report relates to amounts included in the Company's consolidated financial statements for QVC, Comcast International and Garden State for the periods specified in the Company's consolidated financial statements.

   The combined financial statements of Scripps Cable as of December 31, 1995 and 1994 and for each of the years ended December 31, 1995, 1994 and 1993, included in Amendment Number 3 dated May 10, 1996 to the Report on Form 8-K of The E.W. Scripps Company dated December 28, 1995 and incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

   The following table sets forth all fees and expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered hereby (other than underwriting discounts and commissions). All such fees and expenses, except the Commission registration fee and the Nasdaq listing fee, are estimated.



    Securities and Exchange Commission registration fee            $  30,733

      Nasdaq listing fee...............................               17,500

      Legal fees and expenses..........................               25,000

      Accounting fees and expenses.....................               25,000

    Blue sky fees and expenses (including counsel fees)                7,500

      Printing expenses................................               25,000

      Miscellaneous....................................               10,000
                                                                 -----------
            Total......................................            $ 140,733
                                                                 ===========


Item 15.  Indemnification of Directors and Officers.

   Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law of 1988 (the "BCL") contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

   Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee or agent of the corporation or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, has no reasonable cause to believe his conduct was unlawful. Under Section 1743, indemnification is mandatory to the extent that the director, officer, employee or agent has been successful on the merits or otherwise in defense of any action or proceeding relating to third-party or derivative actions if the appropriate standards of conduct are met.

   Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

   Section 1744 provides that, unless ordered by a court, any indemnification under Sections 1741 or 1742 shall be made by the corporation as authorized in the specific case upon a determination that the representative met the applicable standard of conduct set forth in those sections and such determination shall be made by the board of directors by majority vote of a quorum of directors not parties to the action or proceeding; if a quorum is not obtainable or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or by the shareholders.

   Section 1745 provides that expenses incurred by an officer, director, employee or agent in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

   Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by the court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by this Subchapter of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.

   Section 1747 also grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him in his capacity as officer or directors, whether or not the corporation would have the power to indemnify him against the liability under this Subchapter of the BCL.

   Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Sections 1741-1750 of the BCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

   Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Sections 1741-1750 of the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such person.

   For information regarding provisions under which a director or officer of the Company may be insured or indemnified in any manner against any liability which he may incur in his capacity as such, reference is made to Article VII of the By-Laws filed as an exhibit herewith.


Item 16.  Exhibits


     Exhibit                                                      Description
     Number
- ---------------------------------------------------------------------------------------------------------------------
      3(ii)           Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3(ii) to the
                      Company's Annual Report on Form 10-K for the year ended December 31, 1993).
      4.1(a)          Restated Articles of Incorporation filed on July 24, 1990 (incorporated by reference to Exhibit
                      3.1(a) of the Company's Annual Report on Form 10-K for the year ended December 31, 1995).
      4.1(b)          Amendment to Restated Articles of Incorporation filed on July 14, 1994 (incorporated by reference to Exhibit 3.1(b) of the Company's Annual Report on Form 10-K for the year ended December
                      31, 1995).
      4.1(c)          Amendment to Restated Articles of Incorporation filed on July 12, 1995 (incorporated by reference to Exhibit 3.1(c) of the Company's Annual Report on Form 10-K for the year ended December
                      31, 1995).
      4.1(d)          Amendment to Restated Articles of Incorporation filed on June 24, 1996.
      4.1(e)          Form of Statement of Designations, Preferences and Rights of 5% Series A Convertible Preferred
                      Stock of the Company.
       4.2            Specimen Class A Special Common Stock Certificate (incorporated by reference to Exhibit 4(2) to the Company's Annual Report on Form 10-K for the year ended December 31, 1986).
        5             Opinion of Arthur R. Block, Esq.
       23.1           Consent of Deloitte & Touche LLP.
       23.2           Consent of Deloitte & Touche LLP.
       23.3           Consent of KPMG Peat Marwick LLP.
       23.4           Consent of Arthur Andersen LLP.
       23.5           Consent of Arthur Andersen LLP.
       23.6           Consent of Arthur R. Block, Esq. (included in Exhibit 5).
       24*            Powers of attorney (included in Part II of the Registration Statement).
       99.1           Report of Independent Public Accountants to QVC, Inc., as of December 31, 1995 and for the
                      eleven-month period then ended (incorporated by reference to Exhibit 99.1 to the Company's
                      Annual Report on Form 10-K for the year ended December 31, 1995).
       99.2           Report of Independent Public Accountants to Garden State Cablevision L.P., as of December 31,
                      1994 and 1993 and for the years then ended (incorporated by reference to Exhibit 99.2 to the
                      Company's Annual Report on Form 10-K for the year ended December 31, 1995).
       99.3           Report of Independent Public Accountants to Comcast International Holdings, Inc., as of
                      December 31, 1994 and 1993 and for the years then ended (incorporated by reference to Exhibit
                      99.3 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994).

_________
* Previously filed.



Item 17.  Undertakings

   The undersigned Registrant hereby undertakes:

   1. (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that subparagraphs (a)(i) and (a)(ii) shall not apply to the extent that information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   2. For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   3. If the securities to be registered are to be offered at competitive bidding, (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriter, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the Securities Act, and relating to the securities offered at competitive bidding, as contained in the Registration Statement, together with any supplements thereto, and (2) to file an amendment to the Registration Statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.



   4. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   5. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the Undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on July 16, 1996.


                                           COMCAST CORPORATION


                                           By:   /s/ Arthur R. Block
                                                 -------------------
                                                     Arthur R. Block
                                                     Vice President
                                                     and Senior
                                                     Deputy General Counsel


   Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


           Signature                             Title                    Date
- -------------------------------    ----------------------------------    ------

         *                         Chairman of the Board of
- -------------------------------
Ralph J. Roberts                   Directors; Director

         *                         Vice Chairman of the Board of
- -------------------------------
Julian A. Brodsky                  Directors; Director

         *                         President; Director (Principal
- -------------------------------
Brian L. Roberts                   Executive Officer)

         *                         Executive Vice President
- -------------------------------
Lawrence S. Smith                  (Principal Accounting Officer)

         *                         Senior Vice President, Treasurer
- -------------------------------
John R. Alchin                     (Principal Financial Officer)

                                   Director
- -------------------------------
Daniel Aaron

         *                         Director
- -------------------------------
Gustave G. Amsterdam


         *                         Director
- -------------------------------
Sheldon M. Bonovitz

         *                         Director
- -------------------------------
Joseph L. Castle II

         *                         Director
- -------------------------------
Bernard C. Watson

         *                         Director
- -------------------------------
Irving A. Wechsler

         *                         Director
- -------------------------------
Anne Wexler

*By:    /s/ Arthur R. Block
- -------------------------------
            Arthur R. Block,
            Attorney-in-fact

Dated:  July 16, 1996



                                 EXHIBIT INDEX



     Exhibit                                                      Description
     Number
- ---------------------------------------------------------------------------------------------------
      3(ii)           Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3(ii) to the
                      Company's Annual Report on Form 10-K for the year ended December 31, 1993).
      4.1(a)          Restated Articles of Incorporation filed on July 24, 1990 (incorporated by reference to Exhibit
                      3.1(a) of the Company's Annual Report on Form 10-K for the year ended December 31, 1995).
      4.1(b)          Amendment to Restated Articles of Incorporation filed on July 14, 1994 (incorporated by reference to Exhibit 3.1(b) of the Company's Annual Report on Form 10-K for the year ended December
                      31, 1995).
      4.1(c)          Amendment to Restated Articles of Incorporation filed on July 12, 1995 (incorporated by reference to Exhibit 3.1(c) of the Company's Annual Report on Form 10-K for the year ended December
                      31, 1995).
      4.1(d)          Amendment to Restated Articles of Incorporation filed on June 24, 1996.
      4.1(e)          Form of Statement of Designations, Preferences and Rights of 5% Series A Convertible Preferred
                      Stock of the Company.
       4.2            Specimen Class A Special Common Stock Certificate (incorporated by reference to Exhibit 4(2) to the Company's Annual Report on Form 10-K for the year ended December 31, 1986).
        5             Opinion of Arthur R. Block, Esq.
       23.1           Consent of Deloitte & Touche LLP.
       23.2           Consent of Deloitte & Touche LLP.
       23.3           Consent of KPMG Peat Marwick LLP.
       23.4           Consent of Arthur Andersen LLP.
       23.5           Consent of Arthur Andersen LLP.
       23.6           Consent of Arthur R. Block, Esq. (included in Exhibit 5).
       24*            Powers of attorney (included in Part II of the Registration Statement).
       99.1           Report of Independent Public Accountants to QVC, Inc., as of December 31, 1995 and for the
                      eleven-month period then ended (incorporated by reference to Exhibit 99.1 to the Company's
                      Annual Report on Form 10-K for the year ended December 31, 1995).
       99.2           Report of Independent Public Accountants to Garden State Cablevision L.P., as of December 31,
                      1994 and 1993 and for the years then ended (incorporated by reference to Exhibit 99.2 to the
                      Company's Annual Report on Form 10-K for the year ended December 31, 1995).
       99.3           Report of Independent Public Accountants to Comcast International Holdings, Inc., as of
                      December 31, 1994 and 1993 and for the years then ended (incorporated by reference to Exhibit
                      99.3 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994).

_________
* Previously filed.